Exhibit 99.B(e)(4)(c)

SCHEDULE I

TO THE DISTRIBUTION AGREEMENT
between
VICTORY PORTFOLIOS II

and
VICTORY CAPITAL ADVISERS, INC.

Funds

1.              Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund

2.              Victory CEMP Commodity Volatility Wtd Index Strategy Fund

3.              Victory CEMP Long/Short Strategy Fund

4.              Victory CEMP Market Neutral Income Fund

5.              Victory CEMP Global High Dividend Defensive Fund

6.              Victory CEMP US 500 Enhanced Volatility Wtd Index Fund

As of December 7, 2016

VICTORY PORTFOLIOS II

/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.

/s/ Peteer Scharich
	Name:	Peter Scharich
	Title:	President